UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2025

SOUTHWEST GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37976	81-3881866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Drive

Post Office Box 98510

Las Vegas, Nevada

(Address of principal executive offices)

89193-8510

(Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Southwest Gas Holdings, Inc. Common Stock, $1 Par Value	SWX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On September 3, 2025, Southwest Gas Holdings, Inc. (the “Company”) entered into an underwriting agreement with J.P. Morgan Securities LLC (the “Underwriter”) and Centuri Holdings, Inc. (“Centuri”), pursuant to which the Company agreed to sell 27,362,210 shares (the “Shares”) of its holdings of common stock of Centuri, par value $0.01 per share (“Centuri Common Stock”), to the Underwriter (the “Offering”). The price to the public in the Offering was $19.60 per share. The Offering was made under a prospectus supplement specifically relating to the Offering dated September 3, 2025 and related prospectus filed with the Securities and Exchange Commission pursuant to Centuri’s effective shelf registration statement on Form S-3, as amended (Registration No. 333-287200).

On September 5, 2025 (the “Closing Date”), the Offering closed, pursuant to which the Company sold a total of 27,362,210 shares of Centuri Common Stock. As of the Closing Date, the Company no longer owns any shares of Centuri Common Stock. Accordingly, the Company no longer has governance rights afforded to it under that certain Separation Agreement, dated as of April 11, 2024, by and between the Company and Centuri, including the right to nominate any of Centuri’s directors and any remaining consent rights over certain of Centuri’s corporate actions. The Company received net proceeds of approximately $524.8 million in respect of the sale of the Shares, after deducting the Underwriter’s discount and commissions. Centuri did not receive any of the proceeds from the sale of the Shares by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

September 5, 2025	/s/ Catherine M. Mazzeo
Catherine M. Mazzeo
Senior Vice President/Chief Legal, Safety & Compliance Officer and Corporate Secretary